Exhibit 10.10

Execution Copy

October 16, 2013

Mr. Marc D. Beer
50 Silver Hill Road
Sudbury, MA 01776

Dear Marc:

On behalf of the Board of Directors (the “Board”) of Cyrenaic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), it is my pleasure to confirm that you have been offered appointment as Chairman of the Board.  Sonkei Pharmaceuticals, Inc. will shortly be merged with and into the Company, and the name of the Company will be changed to Minerva Neurosciences, Inc.

1.                                      Upon acceptance of this letter and subject to approval by the Board, you will be appointed as a non-employee director and Chairman of the Board to serve until the next annual meeting of stockholders, and until your successor is duly elected and qualified.  As Chairman, among other duties, you will be expected to assist the Board in overseeing the Company’s long and short term strategic and business planning.

2.                                      As a non-employee director you will be entitled to participate in the Company’s Equity Compensation Plan (the “Plan”).  In consideration of your role, the Company will grant to you, on the date of your first appointment to the Board of Directors, an option to purchase such number of shares of the Company’s Common Stock as represents one percent (1%) of the total outstanding capital stock of the Company, on an equity and debt as-converted basis, with an exercise price equal to the then current fair market value of the Company’s Common Stock (the “Initial Option”).  Immediately after the initial public offering (the “IPO”), the Company shall grant you an additional option (the “Second Option”, and together with the Initial Option, the “Options”), such that the number of shares underlying the Options represent, in aggregate, one percent (1%) of the Company’s total outstanding capital stock, on an as-converted basis, immediately after the IPO.  The exercise price of the Second Option shall be equal to the price per share of the Company’s Common Stock issued in connection with the IPO.  The Initial Option shall vest as to twenty-five percent (25%) of the shares immediately upon completion of the IPO, with the remaining seventy-five percent (75%) of the shares % to vest in monthly installments over the three (3) year period commencing on the date of your appointment to the Board.  The Second Option shall vest in monthly installments over the three (3) year period that will be deemed to have commenced on the date of your appointment to the Board, provided that, since the Second Option is not granted until completion of the IPO, the monthly vesting attributable to the period between your appointment and the date of completion of the IPO will become immediately vested on the grant date of the Second Option.  The Options will fully vest in the event of a change of control.  The Options will be exercisable over a term of ten years.  During your term you will also be eligible for annual option grants made to all non-employee directors in an amount to be determined by the Company’s Compensation Committee.  These additional option grants are to be issued at the sole discretion of the Compensation Committee.  Vesting of the annual grants will be determined by the Compensation Committee, provided that such options will also fully vest in the event of a change of control.  All stock option grants shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Plan, and the corresponding option grant agreement, provided such provisions are consistent with the terms of this letter.  You will also be entitled to compensation in the amount of $75,000 per year to be paid on a quarterly basis.  You will also be entitled to reasonable travel and out-of-pocket expenses in connection with services as Chairman and a member of the Board.

3.                                      As Chairman, you are not an employee of the Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plan, including, without limitation, employee insurance, pension, savings and security plans as a result of accepting this offer.

4.                                      You represent to the Company that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from being appointed as Chairman of the Board or carrying out your responsibilities related thereto, or which is in any way inconsistent with the terms of this letter.

5.                                      This letter shall not be construed as an agreement, either express or implied, to have you serve on the Board for any stated term.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond your services as Chairman and a member of the Board.

6.                                      The Company will provide insurance coverage for our directors under a Director and Officers policy.  You will also be entitled to indemnification under the Company’s By-laws, and under a separate indemnification agreement in a form to be mutually agreed upon.

7.                                      This agreement constitutes the entire agreement between the parties to the subject matter hereof; and supersedes and replaces all prior agreements, oral and written, between the parties relating to the subject matter hereof; and may only be amended by a written instrument clearly setting forth the amendment and executed by both parties.

If this letter correctly sets forth the terms under which you will be appointed as Chairman of the Board, please sign the enclosed duplicate of this letter in the space provided below and return it to the Company.

Very Truly Yours,

Cyrenaic Pharmaceuticals, Inc.

	By:	/s/ Francesco DeRubertis
	Name:	Francesco DeRubertis
	Title:	Board Member

/s/ Marc D. Beer	Date:	10/17/13
Name: Marc D. Beer